Exhibit 99.1

CHENIERE ENERGY, INC. NEWS RELEASE

Cheniere Enters into Lump Sum Turnkey Contracts with Bechtel for Corpus Christi Liquefaction Project

Houston, Texas – December 09, 2013 – Cheniere Energy, Inc. (“Cheniere”) (NYSE MKT: LNG) announced today that its wholly owned subsidiary, Corpus Christi Liquefaction, LLC (“Corpus Christi Liquefaction”) and Bechtel Oil, Gas and Chemicals, Inc. (“Bechtel”) have entered into two lump sum turnkey contracts for the engineering, procurement and construction (“EPC”) of LNG trains and related facilities being developed near Corpus Christi, Texas (the “Corpus Christi Liquefaction Project”). The Corpus Christi Liquefaction Project is expected to be constructed in stages, with each LNG train commencing operations on a staggered basis. Work under the EPC contract is expected to commence in 2014, subject to Corpus Christi Liquefaction reaching a positive final investment decision (“FID”). Operation of the first LNG train is expected to commence in 2018.

The Corpus Christi Liquefaction Project includes up to three LNG trains, each with a design production capacity of approximately 4.5 million tonnes per annum (“mtpa”) of LNG, three LNG storage tanks with capacity of approximately 10.1 billion cubic feet equivalent (“Bcfe”), and two berths that can accommodate vessels with capacity of up to 267,000 cubic meters. The Stage 1 EPC contract includes two LNG trains, two tanks, one complete berth and a second partial berth. The Stage 2 EPC contract includes one LNG train, one additional tank and completion of the second berth. The LNG trains are being designed, constructed and commissioned by Bechtel using the ConocoPhillips Optimized Cascade® technology; a proven technology deployed in numerous LNG projects around the world, including the four LNG trains currently under construction in Cameron Parish, Louisiana, by one of Cheniere’s subsidiaries, Sabine Pass Liquefaction, LLC.

The contract price of the Stage 1 EPC contract is approximately $7.1 billion and the contract price for the Stage 2 EPC contract is approximately $2.4 billion. Total expected costs for the three LNG trains and the related facilities before financing costs are estimated to be between $10.5 billion and $11.0 billion, including an estimate for owner’s costs and contingencies.

“We have selected Bechtel as our EPC contractor for our next LNG export project being developed near Corpus Christi, Texas. Bechtel has an extensive track record in building some of the largest LNG export production facilities in the world and is the EPC contractor on our LNG export project at the Sabine Pass LNG terminal. Bechtel built our existing regasification facilities at the Sabine Pass LNG terminal on time and on budget and is ahead of schedule on the four LNG trains currently under construction,” said Charif Souki, Chairman and CEO. “Our Corpus Christi Liquefaction Project is now fourth on the U.S. DOE’s order of precedence for non-FTA LNG export approvals and is waiting to receive a FERC scheduling notice. We recently announced the first LNG sale and purchase agreement for the Corpus Christi Liquefaction Project with Pertamina for approximately 0.8 mtpa and expect to enter into additional SPAs in due course. We expect to reach FID for the Corpus Christi Liquefaction Project in 2014.”

Bechtel is one of the world’s premier engineering, construction and project management companies. Bechtel is privately owned, headquartered in San Francisco, CA, and has nearly 53,000 employees. Bechtel was founded in 1898 and has worked on more than 22,000 projects in 140 countries on all seven continents. Since the inception of the LNG industry over 40 years ago, Bechtel has built about a third of the world’s liquefaction capacity.

Additional Information

Cheniere Energy, Inc. is a Houston-based energy company primarily engaged in LNG-related businesses, and owns and operates the Sabine Pass LNG terminal and Creole Trail Pipeline in Louisiana. Cheniere is pursuing related business opportunities both upstream and downstream of the Sabine Pass LNG terminal. Through its subsidiary, Cheniere Energy Partners, L.P., Cheniere is developing a liquefaction project at the Sabine Pass LNG terminal adjacent to the existing regasification facilities for up to six LNG trains, each of which will have a design production capacity of approximately 4.5 mtpa (“Sabine Pass Liquefaction Project”). Construction has begun on LNG Trains 1 through 4 at the Sabine Pass Liquefaction Project. Cheniere has also initiated a project to develop liquefaction facilities near Corpus Christi, Texas. The Corpus Christi Liquefaction Project is being designed and permitted for up to three LNG trains, with aggregate design production capacity of up to 13.5 mtpa of LNG and which would include three LNG storage tanks with capacity of approximately 10.1 Bcfe and two berths. Commencement of construction for the Corpus Christi Liquefaction Project is subject, but not limited, to obtaining regulatory approvals, entering into long-term customer contracts sufficient to underpin financing of the project, obtaining financing, and Cheniere making a final investment decision. We believe LNG exports from the Corpus Christi Liquefaction Project could commence as early as 2018. Additional information about Cheniere Energy, Inc. may be found on its website located at http://www.cheniere.com.

Target Date
	Sabine Pass Liquefaction			Corpus Christi Liquefaction
Milestone	Trains 1 & 2	Trains 3 & 4	Trains 5 & 6	Trains 1-3
DOE export authorization	Received	Received	T5: Received FTA Pending Non-FTA	Received FTA; Pending Non-FTA
Definitive commercial agreements	Completed 7.7 mtpa	Completed 8.3 mtpa	T5: Completed T6: 2014	2014
- BG Gulf Coast LNG, LLC	4.2 mtpa	1.3 mtpa
- Gas Natural Fenosa	3.5 mtpa
- KOGAS		3.5 mtpa
- GAIL (India) Ltd.		3.5 mtpa
- Total Gas & Power N.A.			2.0 mtpa
- Centrica plc			1.75 mtpa
- PT Pertamina				0.8 mtpa
EPC contract	Completed	Completed	2015	Completed
Financing			2015	2014
- Equity	Completed	Completed
- Debt commitments	Received	Received
FERC authorization
- FERC Order	Received	Received	2015	2014
- Certificate to commence construction	Received	Received
Issue Notice to Proceed	Completed	Completed	2015	2014
Commence operations	2015/2016	2016/2017	2018/2019	2018

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives, including the construction and operation of liquefaction facilities, (ii) statements regarding our expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements and (vi) statements regarding future discussions and entry into contracts. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

CONTACTS:

Investors: Christina Burke: 713-375-5104, Nancy Bui: 713-375-5280

Media: Diane Haggard: 713-375-5259